[LETTERHEAD OF RICHARDS, LAYTON & FINGER]

Exhibit 5.2

February 20, 2004

BFC Capital Trust II

c/o BancFirst Corporation

101 North Broadway

Oklahoma City, OK 73102

Re: BFC Capital Trust II

Ladies and Gentlemen:

We have acted as special Delaware counsel for BFC Capital Trust II, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust (the “Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 27, 2004;

(b)	The Trust Agreement, dated as of January 27, 2004, between BancFirst Corporation, an Oklahoma corporation (the “Company”), as Depositor, and the trustees of the Trust named therein;

(c)	The form of Amended and Restated Trust Agreement (the “Trust Agreement”), among the Company, the trustees of the Trust named therein (collectively, the “Trustees”) and the holders, from time to time, of undivided beneficial interests in the assets of the Trust (including Exhibits B and D thereto);

(d)	The Registration Statement (the “Registration Statement”) on Form S-3, including a prospectus with respect to the Company and the Trust (the “Prospectus”), relating to the Cumulative Trust Preferred Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a “Preferred Security” and collectively, the “Preferred Securities”), filed by the Company and the Trust with the Securities and Exchange Commission on February 4, 2004; and

BFC Capital Trust II

c/o BancFirst Corporation

February 20, 2004

(e)	A Certificate of Good Standing for the Trust, dated February 20, 2004, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom an Preferred Security is to be issued by the Trust (collectively, the “Security Holders”) of a certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Trust Agreement and the Prospectus, and (vii) that the Preferred Securities will be issued and sold to the Security Holders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.

BFC Capital Trust II

c/o BancFirst Corporation

February 20, 2004

2. When issued and sold, the Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

3. The Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Security Holders may be obligated to make payments as set forth in the Trust Agreement.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Validity of Securities” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/hu